UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) December 22, 2003

GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	38-0572515
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (313)  556-5000

ITEM 5. OTHER EVENTS

     On Monday, December 22, 2003, General Motors Corporation (“GM”), Hughes Electronics Corporation (“Hughes”) and The News Corporation Limited (“News Corporation”) successfully completed a series of transactions pursuant to which (1) Hughes was split off from GM (the “Split-Off”) through the exchange of one share of common stock, par value $0.01 per share, of Hughes, for, and in redemption of, each outstanding share of Class H Common Stock, par value $0.10 per share, of GM; (2) simultaneously with the Split-Off, GM sold and News Publishing Australia Limited (“NPAL”), a wholly owned subsidiary of News Corporation, purchased all of GM’s shares of Class B common stock, par value $0.01 per share, of Hughes, representing about 19.8% of the outstanding common stock of Hughes and GM’s retained economic interest in Hughes immediately prior to the Split-Off (the “Stock Sale”); and (3) immediately following the consummation of the Split-Off and the Stock Sale, GMH Merger Sub, Inc., a wholly owned subsidiary of NPAL, acquired an additional approximately 14.2% of the outstanding common stock of Hughes through a merger with and into Hughes, with Hughes continuing as the surviving corporation. As a result of the transactions, News Corporation indirectly owns 34% of the outstanding common stock of Hughes. In connection with the completion of the above referenced transactions, GM, Hughes and News Corporation issued the following press release on December 22, 2003:

GM, Hughes and News Corporation Complete Hughes Transactions

NEW YORK — General Motors Corp. (NYSE: GM), Hughes Electronics (NYSE: HS), and The News Corporation Ltd. (NYSE: NWS, NWS.A) announced today that they have successfully completed the split-off of Hughes from GM and the acquisition by News Corporation of 34 percent of the outstanding common stock of Hughes.

In the transactions, GM split-off Hughes by distributing Hughes common stock to the holders of GM Class H common stock in exchange for the shares that they own. Simultaneously, GM sold its 19.8 percent economic interest in Hughes to News Corporation in exchange for cash and News Corporation Preferred American Depositary Shares (Preferred ADSs). News Corporation then acquired from the former GM Class H common stockholders an additional 14.2 percent of the outstanding shares of Hughes common stock in exchange for News Corporation Preferred ADSs.

GM sold 80 percent of its 19.8 percent retained economic interest in Hughes to News Corporation for a total of approximately $3.1 billion in cash. GM sold the remaining 20 percent of its retained economic interest in Hughes to News Corporation for approximately 28.6 million News Corporation Preferred ADSs, which was determined using an exchange ratio of 0.52083 News Corporation Preferred ADSs for each share of Hughes common stock, as per the agreements among GM, Hughes and News Corporation.

Immediately prior to the close of the Hughes transaction, there were 1,109,270,842 shares of GM Class H common stock outstanding. As a result of the transactions, GM Class H common stockholders received about 0.8232 shares of Hughes common stock and about 0.0921 News Corporation Preferred ADSs for each share of GM Class H common stock held immediately prior to the closing of the transaction.

After completion of the transactions, News Corporation transferred its entire 34 percent interest in Hughes to Fox Entertainment Group, Inc. (NYSE: FOX) in exchange for two promissory notes totaling $4.5 billion and approximately 74.5 million shares of Class A common stock of Fox Entertainment Group valued at $27.99 per share. As a result of the transfer, News Corporation’s equity interest in Fox Entertainment Group increased to approximately 82.0 percent from approximately 80.6 percent while its voting power remained at approximately 97 percent.

General Motors, the world’s largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide and has been the global automotive sales leader since 1931. GM employs about 340,000 people around the world.

Hughes is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting.

News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

Fox Entertainment Group, Inc., 82 percent owned by The News Corporation Ltd., is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox has total assets as of September 30, 2003 of approximately $24 billion and total annual revenues of approximately $11 billion. The company’s studios, production facilities and film and television library provide high-quality creative content, and the company’s broadcasting and cable networks provide extensive distribution platforms for the company’s programs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION
(Registrant)

Date: December 22, 2003	By:	/s/ PETER R. BIBLE
(Peter R. Bible, Chief Accounting Officer)